EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Empire Financial Holding Company

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 of Empire Financial Holding Company and to the incorporation by reference of our report dated March 14, 2006, with respect to the consolidated financial statements of Empire Financial Holding and Subsidiaries in its Annual Report (Form 10-KSB/A) for the year ended December 31, 2005 included therein and filed with the Securities and Exchange Commission.

/s/ MILLER ELLIN & COMPANY LLP
Miller Ellin & Company LLP

New York, New York

November 27, 2006